UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): January 30, 2008

MSTI Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136592	26-0240347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259-263 Goffle Road Hawthorne, New Jersey	07506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 304-6080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with our May 2007 private offering of convertible debentures and warrants, we entered into a Securities Purchase Agreement with the investors, which prohibited us from issuing shares of common stock or common stock equivalents until 90 days after a registration statement registering all of the common stock underlying the convertible debentures and warrants is declared effective by the Securities and Exchange Commission, subject to certain limited exceptions. On January 30, 2008, the holders of our convertible debentures executed a letter agreement (the “Letter Agreement”) waiving any non-compliance with this prohibition, along with any and all related penalties, damages, claims, and adjustments, in connection with our issuance of (i) options to purchase an aggregate of 1,278,000 shares of common stock at an exercise price of $0.65 per share to certain of our employees, directors and consultants under our 2007 Incentive Stock Plan and (ii) an aggregate of up to 500,000 shares of common stock to certain consultants.

In addition, the convertible debentures issued in the above described financing prohibited us from creating any liens on our assets, subject to certain limited exceptions. The Letter Agreement also waives any non-compliance with this prohibition with respect to (i) certain equipment listed on Schedule I of the Letter Agreement and (ii) equipment purchased by us that is paid for after the date of the Letter Agreement, in an aggregate amount of up to $3 million.

The foregoing summary is not a complete description of the terms of the Letter Agreement, and reference is made to the complete text of such agreement, attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Letter Agreement by and among MSTI Holdings, Inc. and the purchasers of the Convertible Debentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 31, 2008

MSTI Holdings, Inc.

By:	/s/ Frank Matarazzo
Name: Frank Matarazzo
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement by and among MSTI Holdings, Inc. and the purchasers of the Convertible Debentures.